¢	¢

Extraordinary General Meeting of

Shanda Interactive Entertainment Limited

Date:             , 20

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS.

		For	Against	Abstain

1.	To approve and adopt the agreement and plan of merger dated November 22, 2011 (the “merger agreement”), among Premium Lead Company Limited, New Era Investment Holding Ltd. and Shanda Interactive Entertainment Limited, and the transactions contemplated by the merger agreement, including the merger.	☐	☐	☐

2.	To authorize the directors to do all things necessary to give effect to the merger agreement.	☐	☐	☐

3.

To approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

		☐	☐	☐

¢	Authorized Signatures - This section must be completed for your instructions to be executed.	¢

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Exhibit (a)-(4)

Extraordinary General Meeting of Shanda Interactive Entertainment Limited to be held             , 20

For Holders as of             , 20

MAIL • Mark, sign and date your Voting Instruction Card. • Detach your Voting Instruction Card. • Return your Voting Instruction Card in the postage-paid envelope provided.
All votes must be received by 5:00 p.m., New York Time, , 20 .
PROXY TABULATOR FOR SHANDA INTERACTIVE ENTERTAINMENT LIMITED P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright © 2011 Mediant Communications LLC. All Rights Reserved

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

Instructions to The Bank of New York Mellon, as Depositary

(Must be received prior to 5:00 p.m., New York Time,             , 20    )

The undersigned registered holder of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of ordinary shares or other deposited securities represented by such receipt(s) of Shanda Interactive Entertainment Limited registered in the name of the undersigned on the books of the Depositary at the close of business on             , 20    , at the Extraordinary General Meeting of the shareholders of Shanda Interactive Entertainment Limited to be held at              a.m., Hong Kong Time, on             , 20     at 8th Floor, Room 802-3, The Hong Kong Club Building, 3A Chater Road, Hong Kong, in respect of the resolutions specified on the reverse.

NOTE:

1.

Please direct the Depositary how it is to vote by marking “X” in the appropriate box opposite each proposal. It is understood that, if this card is signed and returned but no instructions are indicated in the boxes, then a discretionary proxy will be given to a person designated by Shanda Interactive Entertainment Limited.

2.

It is understood that, if this card is not signed and returned, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by Shanda Interactive Entertainment Limited.

(Continued and to be marked, dated and signed, on the other side)

PROXY TABULATOR FOR

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

P.O. Box 8016

CARY, NC 27512-9903